Exhibit 99.1

VITAMIN SHOPPE, INC. 2101 91st Street North Bergen, NJ07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces First Quarter 2015 Results

•	Board of Directors Authorizes A New $100 Million Share Repurchase Program

First Quarter 2015 Highlights:

•	Total revenue increased 9.4%

•	Total comparable sales grew 1.2%

•	Fully diluted GAAP Earnings per Share of $0.63

•	Provides updated 2015 outlook

NORTH BERGEN, N.J., May 6, 2015 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three months ended March 28, 2015. Total net sales in the first quarter increased 9.4% to $336.8 million compared to $307.8 million in the same period of the prior year. Reported fully-diluted earnings per share in first quarter 2015 were $0.63, compared with $0.67 in first quarter 2014.

Commenting on the quarter’s results, Colin Watts, recently appointed Chief Executive Officer of the Company stated, “Our first quarter results were both below our expectations and were disappointing due to a combination of external headwinds and margin pressure. We are working quickly to strengthen the core business and develop new growth opportunities. As a trusted, leading health and wellness retailer, we have confidence in our ability to deepen our relationships with our customers and to improve business performance going forward.”

First Quarter 2015 Results

Sales growth in the quarter was driven by: 1) Total comparable sales of 1.2%, 2) growth from non-comp stores, and 3) manufacturing revenue of $14.0 million. Retail comparable sales were 1.5% and ecommerce sales were down 90 basis points.

Cost of goods sold, which includes product, distribution, manufacturing and store occupancy costs, increased $23.8 million, or 12.0%, to $222.2 million for the three months ended March 28, 2015, compared with $198.4 million for the three months ended March 29, 2014.

Gross profit increased $5.2 million, or 4.7%, to $114.6 million for 2015 first quarter, compared with $109.5 million for first quarter 2014. Gross profit as a percentage of net sales was 34.0% for the quarter ended March 28, 2015, compared to 35.6% in first quarter 2014. The decrease was mainly attributable to product mix, increased promotional activity, deleverage on store occupancy costs and the impact of Nutri-Force.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense and depreciation and amortization increased $8.5 million, or 11.3%, to $83.7 million for the quarter ended March 28, 2015, compared with $75.2 million for the quarter ended March 29, 2014. SG&A includes approximately $0.4 million of acquisition-related costs. SG&A for first quarter 2014 included acquisition related expenses for Super Supplements and manufacturing consulting costs of approximately $1.8 million. Reported SG&A as a percentage of net sales was 24.8% for first quarter 2015 compared with 24.4% in first quarter 2014. Excluding non-operating items for both periods, SG&A as a percent of revenue was 24.7% in first quarter 2015 and 23.9% in first quarter 2014. This increase in SG&A rate was mainly driven by higher store payroll, digital advertising costs and depreciation and amortization expense.

Income from operations in first quarter 2015 of $31.0 million compared to $34.2 million in the same period of the prior year. As a percentage of net sales, income from operations was 9.2% for first quarter 2015 compared with 11.1% for first quarter 2014. Adjusted for non-operating costs in both periods, income from operations as a percentage of sales was 9.3% in first quarter 2015 and 11.7% in first quarter 2014.

Net income was $18.7 million for first quarter 2015 compared to $20.5 million in the same period of the prior year. Reported earnings per diluted share were $0.63 in first quarter 2015 compared with $0.67 in first quarter 2014. Adjusted EPS was $0.63 for first quarter 2015 and $0.70 for first quarter 2014.

Balance Sheet and Cash Flow

Cash and equivalents at March 28, 2015 were $1.9 million and $18.0 million was drawn on the revolver.

Capital expenditures were $11.3 million in the quarter. Funds were primarily expended on new stores and IT investments.

During the quarter, under the company’s previously announced $100 million share buyback program, the company repurchased 400,000 shares of its common stock for a total purchase price of $16.5 million. As of March 28, 2015, 1,672,039 shares have been repurchased for a total of $74.4 million.

Subsequent Event. The Board of Directors has authorized another share repurchase program that enables the company to purchase an additional $100 million of its shares of common stock over the next three years. Shares will be repurchased from time-to-time in the open market or in privately negotiated transactions. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

2015 Outlook

In view of first quarter 2015 results and recent trends, management now expects the following for 2015:

•	Net sales increase of 6% to 8%

•	Total comparable sales growth, including e-commerce, in the low single digits for the year

•	Approximately 60 new stores

•	Earnings per diluted share of approximately $2.05 to $2.25 for the full-year. This assumes completion of the 2014 share buyback program.

Webcast

Management will host a conference call to discuss the first quarter 2015 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on May 6, 2015 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 5621899. The replay will be available until 11:59 p.m. ET on May 13, 2015. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in North Bergen, New Jersey. In its stores and on its websites, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM, Next StepTM, Betancourtand Nutri-Force Sports®brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website, www.VitaminShoppe.com.Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.

Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw materials, compliance with regulations, certifications and best practices with respect to the development, manufacture, sales and marketing of the company’s products and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Biango
646-912-3844	201-552-6017
ir@vitaminshoppe.com	meghan.biango@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 28, 2015	March 29, 2014

Net sales	$336,835	$307,836
Cost of goods sold	222,186	198,367

Gross profit	114,649	109,469
Selling, general and administrative expenses	83,694	75,222

Income from operations	30,955	34,247
Interest expense, net	164	85

Income before provision for income taxes	30,791	34,162
Provision for income taxes	12,091	13,653

Net income	$18,700	$20,509

Weighted average common shares outstanding
Basic	29,497,599	30,214,684
Diluted	29,867,344	30,750,265
Net income per common share
Basic	$0.63	$0.68
Diluted	$0.63	$0.67

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended
	March 28, 2015	March 29, 2014

Net sales:
Retail	$287,983	$272,468
Direct	34,844	35,368
Manufacturing	21,828	—

Segment net sales	344,655	307,836
Elimination of intersegment revenues	(7,820)	—

Net sales	$336,835	$307,836

Income from operations:
Retail	$56,059	$56,699
Direct	5,065	7,025
Manufacturing	299	—
Corporate costs	(30,468)	(29,477)

Income from operations	$30,955	$34,247

Increase in total comparable net sales	1.2%	3.6%
Increase in comparable store net sales	1.5%	2.3%
(Decrease) Increase in e-commerce comparable net sales	(0.9%)	14.2%

Gross profit as a percent of net sales	34.0%	35.6%
Income from operations as a percent of net sales	9.2%	11.1%

Capital Expenditures	$11,274	$8,515
Depreciation and Amortization	$9,227	$8,040

Acquisition and integration costs	$360	$1,758

Store Data:
Stores open at beginning of period	717	659
Stores opened	11	9
Stores closed	(3)	(1)

Stores open at end of period	725	667

Total retail square footage at end of period (in thousands)	2,579	2,417

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 28,	December 27,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$1,854	$12,166
Accounts receivable, net of allowance of $1,344 and $1,883 in 2015 and 2014, respectively	7,266	10,376
Inventories	213,713	187,027
Prepaid expenses and other current assets	36,735	37,029

Total current assets	259,568	246,598
Property and equipment, net of accumulated depreciation and amortization of $246,507 and $238,613 in 2015 and 2014, respectively	139,018	140,596
Goodwill	243,269	243,269
Other intangibles, net	88,630	89,025
Other assets	3,062	2,903

Total assets	$733,547	$722,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$18,000	$8,000
Accounts payable	50,800	37,396
Accrued expenses and other current liabilities	57,948	75,820

Total current liabilities	126,748	121,216
Deferred income taxes	9,384	9,151
Deferred rent	39,388	39,388
Other long-term liabilities	696	702

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at March 28, 2015 and December 27, 2014	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 29,673,701 shares issued and 29,613,940 shares outstanding at March 28, 2015, and 30,106,337 shares issued and 30,048,881 shares outstanding at December 27, 2014	297	301
Additional paid-in capital	253,792	267,083
Treasury stock, at cost; 59,761 shares at March 28, 2015 and 57,456 shares at December 27, 2014	(2,796)	(2,695)
Accumulated other comprehensive income (loss)	10	(83)
Retained earnings	306,028	287,328

Total stockholders’ equity	557,331	551,934

Total liabilities and stockholders’ equity	$733,547	$722,391

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